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                           UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549

                           SCHEDULE 13G

               Under the Securities Exchange Act of 1934
                       (Amendment No.     )*


                    LaSalle Re Holdings Limited
                         (Name of Issuer)


                          Common Shares
                   (Title of Class of Securities)

                           G53830 10 1
                          (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                          Page  1  of  5  Pages
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-----------------------                                  ---------------------
  CUSIP NO. G53830 10 1             13G                    PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SDI, Inc.
      88-0221657
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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      SDI, Inc. is a Nevada corporation.
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          974,710
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          974,710
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      974,710
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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

      6.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12

      CO
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                                                        Page 3 of 5 Pages
    Item I.A.     Name of Issuer:

                  LaSalle Re Holdings Limited

         B.       Address of Issuer's Principal Executive Offices:

                  25 Church Street
                  P.O. Box HM 1502
                  Hamilton HM FX, Bermuda

    Item II.A.    Name of Person Filing:

                  The shares reported herein are held by SDI, Inc.

         B.       Address of Principal Business Office:

                  SDI, Inc.
                  232 Court Street
                  Reno, Nevada 89501

         C.       Citizenship:

                  SDI, Inc. is a Nevada
                  corporation.

         D.       Title of Class of Securities:

                  Common Shares

         E.       CUSIP Number:

                  G53830 10 1

     Item III.  Person Filing

         A. ( )   Broker or Dealer registered under Section 15 of the Act

         B. ( )   Bank as defined in Section 3(a)(6) of the Act

         C. ( )   Insurance Company as defined in Section 3(a)(19) of the Act

         D. ( ) Investment Company registered under Section 8 of the Investment Company Act

         E. ( ) Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

         F. ( ) Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund

         G. ( )   Parent Holding Company, in accordance with
                  240.13d-1(b)(1)(ii)(G)

         H. ( )   Group, in accordance with  240.13d-1 (b)(1)(ii)(H)


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    Item IV.   Ownership

         (a)  Amount Beneficially Owned
              974,710

         (b)  Percent of Class
              6.4%

         (c)  Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote
                    974,710

              (ii)  shared power to vote or to direct the vote
                    0

              (iii) sole power to dispose or to direct the disposition of
                    974,710

              (iv)  shared power to dispose or to direct the disposition of
                    0

    Item V.   Ownership of Five Percent or Less of a Class

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

    Item VI.  Ownership of More than Five Percent on Behalf of Another
              Person

              To the best of our knowledge, we are unaware of any other person having the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

    Item VII. Identification and Classification of the Subsidiary Which Acquired the Security being reported on by the Parent Holding Company.

              NOT APPLICABLE

   Item VIII. Identification and Classification of Members of the Group

              NOT APPLICABLE

    Item IX.  Notice of Dissolution of Group

              NOT APPLICABLE

    Item X.   Certification

              NOT APPLICABLE



                          Page  4  of  5  Pages
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                               Signature



     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                            * * * * * * * * *

Dated: February 12, 1998         SDI, INC.



                                By:  /s/ Harold S. Handelsman
                                    Name: Harold S. Handelsman
                                    Title: Vice President



                          Page  5  of  5  Pages